Exhibit 99.1

March 19, 2020

Nortech Systems Reports 2019 Results

MINNEAPOLIS – Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromechanical products serving the medical, industrial and aerospace and defense markets, reported net sales of $116.3 million for the year ended December 31, 2019, an increase of 3%, compared to $113.4 million for fiscal 2018.

Operating income for fiscal 2019 was $224,000, compared to $1.3 million for fiscal 2018. Net loss for fiscal 2019 was $1.2 million, or $0.45 per diluted common share. Fiscal 2018 had net income of $166,000, or $0.06 per diluted common share.

For the fourth quarter of 2019, net sales were $30.8 million, an increase of 7%, compared with $28.8 million for the prior-year period. The fourth quarter operating income was $805,000 compared to the prior-year period operating loss of $14,000. The fourth quarter net income of $271,000, or $0.10 per diluted common share, compares with a net loss of $197,000, or $0.07 per diluted common share, for the fourth quarter of 2018. December 31, 2019 backlog was $49.7 million vs. $45.0 million at December 31, 2018.

“We are pleased with our improvements in margin and operating income for the last half of the year. Revenue for 2019 met our expectations and backlog remains strong,“ said Jay D. Miller, president and CEO.

Nortech uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions in partnership with our medical, industrial and defense customers, enabling them to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

Efforts to Address COVID-19

Nortech recognizes the seriousness of the current pandemic and is determined to play its role in addressing the outbreak and in minimizing the impact of the coronavirus disease (COVID-19).  Nortech’s highest priority is the safety and well-being of its employees and other members in the Nortech community.  In all of Nortech’s locations, teams have been working diligently to take precautions to ensure a clean and safe environment. Nortech is opting for virtual meetings, minimizing travel, and when possible, asking its team members to work remotely.

      Nortech is also working closely with its suppliers and customers to ensure that it is taking every feasible step to minimize disruption and to continue to deliver the products our customers' need.

      The COVID-19 situation is changing rapidly.  Be assured Nortech will continue to monitor the most up to date information from regulatory authorities in the United States, China and Mexico, where its facilities are located.  Nortech senior management is in constant contact and will adapt its response as information is available.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	Unaudited	Unaudited	Unaudited	Audited
	2019	2018	2019	2018

Net Sales	$30,820	$28,827	$116,333	$113,370

Cost of Goods Sold	27,164	25,748	103,757	100,059

Gross Profit	3,656	3,079	12,576	13,311
	11.9%	10.7%	10.8%	11.7%

Operating Expenses
Selling Expenses	576	837	2,723	3,629
General and Administrative Expenses	2,275	2,256	9,629	8,433
Total Operating Expenses	2,851	3,093	12,352	12,062

Income (Loss) from Operations	805	(14)	224	1,249

Interest Expense	(244)	(206)	(1,043)	(757)

Income (Loss) Before Income Taxes	561	(220)	(819)	492

Income Tax Expense (Benefit)	287	(23)	409	326

Net Income (Loss)	$274	$(197)	$(1,228)	$166

Income (Loss) Per Common Share - Diluted	$0.10	$(0.07)	$(0.46)	$0.06

Weighted Average Number of Common Shares Outstanding - Diluted	2,665,165	2,676,573	2,665,165	2,699,614

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2019	December 31, 2018
	Unaudited	Audited
Cash	$351	$480
Restricted Cash	309	467
Accounts Receivable	18,558	20,093
Inventories	14,279	17,004
Contract Assets	7,659	6,431
Prepaid Expenses and Other Current Assets	2,128	1,381
Property and Other Long-term Assets	14,408	10,178
Goodwill and Other Long-term Assets, Net	3,718	3,926
Total Assets	$61,410	$59,960

Accounts Payable	$14,014	$18,142
Current Portion of Lease Obligation	1,415	337
Other Current Liabilities	6,803	6,413
Long Term Line of Credit	10,088	9,264
Long-term Debt and Other Long-term Liabilities	3,297	4,714
Long Term Operating Lease Obligation, Net	5,817	0
Shareholders’ Equity	19,976	21,090
Total Liabilities and Shareholders’ Equity	$61,410	$59,960